Exhibit 99.1

Nemaura Medical Reports Results and Provides Business Update for the Fiscal Year Ended March 31, 2020

LOUGHBOROUGH, England, June 30, 2020--Nemaura Medical Inc. (NASDAQ: NMRD) (“Nemaura”), a medical technology company commercializing sugarBEAT®, a non-invasive and flexible continuous glucose monitor (CGM), together with BEAT®diabetes, a health subscription service designed to help people with diabetes and prediabetes to better manage their condition through personalized lifestyle coaching, today provided a business update and released financial results for the fiscal year ended March 31, 2020.

Key Highlights:

-	Received positive feedback from the first users of sugarBEAT® as part of the first phase of commercial launch
-	Announced positive initial user-volunteer data from its head-to-head comparison with a major incumbent CGM device
-	Set out plans to launch a digital healthcare subscription service in the U.S. under the brand name proBEAT™, targeted at over 25 million people with Type 2 diabetes and 88 million people with pre-diabetes in the U.S.
-	Launched its sugarBEAT® app for Android devices in preparation for the planned commercial launch of sugarBEAT®
-	Joined the small cap Russell 2000® Index and the broad-market Russell 3000® Index
-	Has entered in to multiple verbal non-binding agreements for sugarBEAT® with the aim of securing regional and global partnerships.
-	Reported plans for a new product line by seeking to immediately repurpose sugarBEAT® as a Continuous Temperature Monitor (CTM)
-	Secured a 24-month, $5 million non-convertible loan to accelerate commercial strategy
-	Announced stockholder approval of the Nemaura Medical Inc. 2020 Omnibus Incentive Plan
-	Dr. Faz Chowdhury, Nemaura Medical’s CEO, presented at the Credit Suisse 2020 Virtual Diabetes Sessions
-	Dr. Fred Schaebsdeu, Nemaura Medical’s VP of Strategy & Strategic Alliances participated as a guest speaker at the DiabetesMine™ D-Data Virtual ExChange

Dr. Chowdhury, CEO of Nemaura Medical, commented, “This is a very exciting period for Nemaura Medical as it has steadily transitioned toward commercialization of its lead product, sugarBEAT®, initially in the UK and Germany. Our ability to simultaneously launch product in the U.S. under the wellbeing category also provides a significant commercial opportunity. We intend to take full advantage of this opportunity, given the sheer scale of the market in the U.S. As the world’s first non-invasive, needle-free CGM, sugarBEAT® is uniquely positioned to target the underserved $80 billion market for people with both Type 1 and Type 2 diabetes, as well as prediabetes. We remain highly encouraged by the outlook for the business and look forward to providing further updates as we execute on our commercial strategy.”

Financial summary:

•	Research and development expenses decreased to $2,009,000 for the year ended March 31, 2020, compared to $2,297,000 for the preceding fiscal year.
•	General and administrative expenses increased to $2,769,000 for the year ended March 31, 2020, compared to $2,180,000 for the preceding fiscal year.
•	The company’s comprehensive loss applicable to common shareholders was $4,200,000 for the 2020 fiscal year, compared to $4,800,000 for the same period in 2019.
•	As of March 31, 2020, cash accounts were $106,000, compared with cash of $3,700,000 as of March 31, 2019. As of June 29, 2020, the company’s cash position was $5,460,000 and an additional $2,350,000 due to be received from exercise of proceeds from recent ATM drawdown.

About Nemaura Medical Inc.:

Nemaura Medical Inc. (NMRD) is a medical technology company developing micro-systems-based wearable diagnostic devices and currently commercializing sugarBEAT®, and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, is a non-invasive and flexible CGM providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and pre-diabetes to better manage, reverse and prevent the onset of diabetes. Nemaura is planning to submit a PMA application for sugarBEAT® during the second quarter of 2020 for FDA review of this device under medical device regulations. proBEAT™ comprises a non-invasive glucose monitor and a digital healthcare subscription service and is due to be launched in the US as a general wellness product.

For more information visit:

www.NemauraMedical.com

www.sugarBEAT.com

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT™ in the U.S., risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura Medical’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura Medical and its partners’ ability to develop, market and sell proBEAT™, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT™ digital health, and sugarBEAT®. There can be no assurance that the company will be able to reach a part of or any of the global market for CGM with its products/services. The U.S. Food and Drug Administration (the “FDA”) reserves the right to re-evaluate its decision that proBEAT™ qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. These and other risks and uncertainties are identified and described in more detail in Nemaura Medical’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura Medical undertakes no obligation to publicly update or revise any forward-looking statements.

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